                Report of Ernst & Young LLP, Independent Auditors

To the Directors and Stockholders
Haggle Online, Inc.

We have audited the accompanying balance sheets of Haggle Online, Inc. (the Company) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 1998 and the period from June 6, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haggle Online, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from June 6, 1997 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles.


Seattle, Washington                                    ERNST & YOUNG LLP
June 18, 1999

                               HAGGLE ONLINE, INC.

                                 BALANCE SHEETS


                                                                                   DECEMBER 31
                                                                             1998              1997
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash                                                                    $    12,420      $    8,708
   Accounts receivable                                                           1,145              --
   Rental deposits                                                                 593              --
                                                                       ------------------------------------
Total current assets                                                            14,158           8,708

Equipment, net                                                                   2,841           4,001
                                                                       ------------------------------------
Total assets                                                               $    16,999      $   12,709
                                                                       ------------------------------------
                                                                       ------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 Current liabilities:
   Amount due to stockholders                                              $    10,436      $    7,641
   Accrued expenses                                                             17,658              --
   Income taxes payable                                                          2,049             886
                                                                       ------------------------------------
Total current liabilities                                                       30,143           8,527

Deferred income taxes                                                              221             257

Stockholders' equity (deficit):
   Common stock, $0.001 par value:
     Authorized shares - 4,800,000
     Issued and outstanding shares - 4,000,0000 in 1998
       and 3,600,000 in 1997                                                       401               1
Retained earnings (accumulated deficit)                                        (13,766)          3,924
                                                                       ------------------------------------
Total stockholders' equity (deficit)                                           (13,365)          3,925
                                                                       ------------------------------------
Total liabilities and stockholders' equity (deficit)                       $    16,999      $   12,709
                                                                       ------------------------------------
                                                                       ------------------------------------

                             SEE ACCOMPANYING NOTES.

                               HAGGLE ONLINE, INC.

                            STATEMENTS OF OPERATIONS


                                                                                           PERIOD FROM
                                                                                          JUNE 6, 1997
                                                                                             DATE OF
                                                                       YEAR ENDED         INCEPTION) TO
                                                                       DECEMBER 31,        DECEMBER 31,
                                                                           1998                1997
                                                                    ---------------------------------------
Revenue:
   Advertising                                                          $    4,335          $  1,433
   Licensing                                                                 7,182             7,975
   Transaction fees                                                          1,981                40
                                                                    ---------------------------------------
Total revenue                                                               13,498             9,448
Cost of revenue                                                              4,171             2,589
                                                                    ---------------------------------------
Gross profit                                                                 9,327             6,859

Operating expenses:
   Sales and marketing                                                      17,838                --
   General and administrative                                                8,052             1,792
                                                                    ---------------------------------------
                                                                            25,890             1,792
                                                                    ---------------------------------------
Operating income (loss)                                                    (16,563)            5,067

Income tax expense                                                           1,127             1,143
                                                                    ----------------------------------------
Net income (loss)                                                       $  (17,690)         $  3,924
                                                                    ----------------------------------------
                                                                    ----------------------------------------

                             SEE ACCOMPANYING NOTES.

                               HAGGLE ONLINE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                               COMMON STOCK            RETAINED EARNINGS/         TOTAL
                                                     ----------------------------------   (ACCUMULATED       STOCKHOLDERS'
                                                           SHARES          AMOUNT            DEFICIT)       EQUITY (DEFICIT)
                                                     --------------------------------------------------------------------------
Balance at date of inception, stock issued
 to founder                                                3,600,000        $    1       $         -          $         1
   Net income                                                      -             -             3,924                3,924
                                                     --------------------------------------------------------------------------
Balance at December 31, 1997                               3,600,000             1             3,924                3,925
   Sale of stock                                             400,000           400                 -                  400
   Net loss                                                        -             -           (17,690)             (17,690)
                                                     --------------------------------------------------------------------------
Balance at December 31, 1998                               4,000,000        $  401       $   (13,766)         $   (13,365)
                                                     --------------------------------------------------------------------------
                                                     --------------------------------------------------------------------------

                             SEE ACCOMPANYING NOTES.

                              HAGGLE ONLINE, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                      PERIOD FROM JUNE 6,
                                                                                         1997 (DATE OF
                                                                     YEAR ENDED          INCEPTION) TO
                                                                    DECEMBER 31,         DECEMBER 31,
                                                                        1998                 1997
                                                                -------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                     $  (17,690)          $   3,924
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
     Depreciation                                                          1,525                 270
     Deferred income taxes                                                   (36)                257
     Changes in operating assets and liabilities:
       Accounts receivable                                                (1,145)                  -
       Amounts due to stockholders                                         2,795               7,641
       Accrued expenses                                                   17,658                   -
       Income taxes payable                                                1,163                 886
       Rental deposits                                                      (593)                  -
                                                                -------------------------------------------
Net cash provided by operating activities                                  3,677              12,978

INVESTING ACTIVITY - purchases of equipment                                 (365)             (4,271)

FINANCING ACTIVITY - proceeds from sale of
   common stock                                                              400                   1
                                                                -------------------------------------------
Net increase in cash                                                       3,712               8,708

Cash at beginning of period                                                8,708                   -
                                                                -------------------------------------------
Cash at end of period                                                 $   12,420           $   8,708
                                                                -------------------------------------------
                                                                -------------------------------------------

                             SEE ACCOMPANYING NOTES.

                               Haggle Online, Inc.

                          Notes to Financial Statements

                                December 31, 1998


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Haggle Online, Inc. (the Company) is a Delaware company which was incorporated on June 6, 1997. The Company operates an online person-to-person trading community (auction service). The Company's service permits sellers to list items for sale, buyers to bid on items of interest, and all users to browse through listed items in a fully automated, topically arranged on-line environment. Furthermore, the Company offers web-hosting services and licensing of its auction service software.

PROPERTY AND EQUIPMENT

Equipment is stated at cost. Depreciation is calculated using the straight-line method over a three-year life.

INCOME TAXES

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

The Company enters into contracts with companies who wish to advertise on the Company's web site. The Company recognizes advertising revenues based on contracted rates over the course of the contract term. Transaction revenues are derived primarily from success fees calculated as a percentage of the final sales transaction value.

The Company's licensing revenues are derived principally from product licensing fees and fees from maintenance and support of its products. Licensing revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied. Fees from maintenance and support of the Company's products, including revenues bundled with the initial licensing fees, are deferred and recognized ratably over the service period, which is typically six months. No deferred revenue existed at the balance sheet dates.

CONTRIBUTED SERVICES

The Company's founder has contributed various services to the Company since its inception. No amounts have been recorded in the accompanying financial statements related to these contributed services, as their fair value is not objectively determinable or measurable.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (FAS 133), which the Company will be required to adopt for the year ending December 31, 2000. This Statement establishes a new model for accounting for derivatives and hedging activities. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial condition or results of operations.

In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES (SOP 98-5). Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class customer, commencing some new operation, or organizing a new entity. SOP 98-5 requires that the cost of start-up activities be expensed as incurred. SOP 98-5 is effective for the Company beginning in fiscal 1999. Adoption of SOP 98-5 is not expected to have a material impact on the Company's financial condition or results of operations.

2.  EQUIPMENT

Equipment consists of the following:

                                                                                   DECEMBER 31
                                                                             1998              1997
                                                                       ------------------------------------
         Computer equipment                                                 $  4,636         $  4,271
         Accumulated depreciation                                             (1,795)            (270)
                                                                       ------------------------------------
                                                                            $  2,841         $  4,001
                                                                       ------------------------------------
                                                                       ------------------------------------

3.  INCOME TAXES

Deferred tax liabilities represent depreciation temporary differences which arise from differences in the methods used to depreciate such assets.

The income tax provision consists of the following (state tax current amounts relate to minimum tax amounts):

                                                                                      PERIOD FROM JUNE 6,
                                                                                         1997 (DATE OF
                                                                      YEAR ENDED         INCEPTION) TO
                                                                     DECEMBER 31,         DECEMBER 31,
                                                                         1998                 1997
                                                                 ------------------------------------------
         Current:
            Federal                                                   $    363             $     86
            State                                                          800                  800
                                                                 ------------------------------------------
                                                                         1,163                  886
         Deferred:
            Federal                                                        (82)                 257
            State                                                           46                    -
                                                                 ------------------------------------------
                                                                           (36)                 257
                                                                 ------------------------------------------
                                                                      $  1,127             $  1,143
                                                                 ------------------------------------------
                                                                 ------------------------------------------

4.  LEASE COMMITMENT

The Company leases office space under a month to month operating lease agreement that commenced in 1998. Rental expense was $3,048 for the year ended December 31, 1998. Prior to 1998, the Company's operations were run out of the founders' home and no consideration was received by the founders for this service.

5.  SUBSEQUENT EVENTS

In March 1999, the Board of Directors amended the Company's Articles of Incorporation to authorize two million shares of preferred stock with a par value of $0.001 and to increase the authorized shares of common stock to six million shares.

The Company granted a right for 3,200 common shares at an exercise price of $1.22 per share to a consultant in March 1999.

In March 1999, the Company effected a 3,200-for-1 stock split. Accordingly, the accompanying financial statements have been restated to reflect this stock split.

In April 1999, the stockholders of the Company signed an agreement to exchange all of the common stock of the Company for 41,000 shares of Go2Net, Inc., an unrelated publicly traded corporation.

6.  YEAR 2000 (UNAUDITED)

The Company is currently conducting an assessment of all its computer equipment to verify its year 2000 readiness. The cost of year 2000 initiatives is not expected to be material to the Company's results of operations or financial position. The Company has yet to initiate discussions with all of its third-party relationships to ensure that those parties have appropriate plans in place to correct all of their year 2000 issues. While the Company believes its planning efforts are adequate to address its year 2000 concerns, there can be no assurance that the systems and products of other companies on which the Company's operations rely will be converted on a timely basis and will not have a material adverse effect on the Company's results of operations.